Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Cabbacis Inc. on Form DOS/A Regulation A Offering Circular of our report dated September 1, 2023, relating to the balance sheet of Cabbacis Inc. as of July 31, 2023. We also consent to the inclusion in this Offering Statement of Cabbacis, Inc. on Form 1-A of our report dated April 3, 2023 relating to the financial statements of Cabbacis, LLC as of December 31, 2022 and December 31, 2021 appearing in the Offering Statement, and to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

October 11, 2023